UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 17, 2010

Middlefield Banc Corp.
(Exact name of registrant specified in its charter)

Ohio (State or other jurisdiction of incorporation)	000-32561 (Commission File Number)	34-1585111 (IRS Employer Identification No.)

15985 East High Street, Middlefield, Ohio (Address of principal executive offices)	44062 (Zip Code)
Registrant’s telephone number, including area code (440) 632-1666
[not applicable]
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01: Entry into a Material Definitive Agreement
Item 3.02: Unregistered Sales of Equity Securities
Item 7.01: Regulation FD Disclosure
     On August 17, 2010 we entered into a Sales Agency Agreement with a Midwest investment banking firm that specializes in the financial institutions industry. The Sales Agency Agreement provides for the offer and sale for cash of any or all of 1.7 million shares of our common stock at $18 per share, for total gross proceeds of up to $30.6 million. A commission of 5% is payable to the investment banking firm for sale of the stock, except that no commission is payable for sales of up to $5 million to directors and officers and members of their family and a commission of 3% is payable for sales to individuals designated by us. Unless the investment banking firm engages other broker/dealers to assist with sales, the 5% commission declines to 4% for sales from $20 million to $25 million and to 3% for sales exceeding $25 million. The offering is scheduled to end on October 31, 2010, although we may extend the offering to November 30, 2010. The purposes of the offering include reducing debt and supporting subsidiary bank capital. The offering is a best efforts offering made solely to accredited investors, a private offering exempt from registration by Rule 506 of Regulation D. The shares being offered and sold may not be offered or sold in the United States without registration or an applicable exemption from registration.
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Middlefield Banc Corp.
Date: August 20, 2010	/s/ James R. Heslop, II
Executive Vice President and Chief Operating
Officer